UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 9, 2025

N2OFF, Inc.

(Exact name of registrant as specified in its charter)

Nevada	001-40403	26-4684680
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

HaPardes 134 (Meshek Sander) Neve Yarak, Israel	4994500
(Address of principal executive offices)	(Zip Code)

(347) 468 9583

(Registrant’s telephone number, including area code)

N/A

(Former Name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of exchange on which registered
Common Stock, par value $0.0001 per share	NITO	The Nasdaq Capital Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Agreement

As previously disclosed in its Current Report on Form 8-K filed on July 31, 2024, on June 30, 2024 N2OFF, Inc., a Nevada corporation (the “Company”), has entered into a Loan Agreement (the “Loan Agreement”) with Solterra Renewable Energy Ltd. (“Solterra”), and other lenders signatory thereto pursuant to which such lenders committed to loan Solterra the aggregate principal amount of € 500,000 (€ 375,000 of which was committed by the Company) with interest accruing on the principal at the rate of 7% per annum, to be paid annually beginning June 30, 2025.

In connection with the Loan Agreement, on July 31, 2024, the Company, entered into a Loan and Partnership Agreement (the “Loan and Partnership Agreement”), with Horizons RES PE1 UG (haftungsbeschränkt) & Co. KG (the “Partnership”), Solterra, and other lenders signatory thereto (collectively, the “Lenders”), pursuant to which the Lenders committed to loan the Partnership (the “Loan”) an aggregate principal amount of € 2,080,000 (€ 1,560,000 of which was committed by the Company). Interest accrues on the loan at the rate of 7% per annum. The Loan matures on the earlier of (i) the sale of the Partnership or (ii) five years from the date of the Loan and Partnership Agreement. All loans to the Partnership from Solterra will be subordinate to the Loan. On June 23, 2025, in accordance with that certain Addendum No. 1 to the Loan Partnership Agreement, the Lenders provided €25,000 in additional funding at 7% interest for preliminary work on the Melz battery storage study.

On September 8, 2025, the Partnership entered into Addendum No. 2 to the Loan and Partnership Agreement (“Addendum No. 2”), pursuant to which the Lenders agreed to provide additional funding in the aggregate principal amount of €600,000 (the “Principal Addendum Amount”). The Principal Addendum Amount bears interest at a rate of 7% per annum and will mature in accordance with the terms of the Loan under the Loan and Partnership Agreement. Proceeds from Addendum No. 2 are intended to be used to initiate a study for optimizing a battery storage facility near the Melz PV Project. A copy of Addendum No. 2 is filed hereto as Exhibit 10.1, and which is incorporated herein by reference in its entirety.

Item 3.03 Material Modifications to Rights of Security Holders.

As previously reported on the Current Report on Form 8-K filed the Company with the Securities and Exchange Commission on July 3, 2024, at the special meeting of stockholders of the Company held on June 28, 2024, the holders of approximately 88.61% of the Company’s voting power entitled to vote at that special meeting, approved to effect a reverse stock split of the issued and outstanding shares of the Company’s common stock, $0.0001 par value per share (the “Common Stock”), by a ratio of no less than 1-for-2 and not more than 1-for-35, with the exact split ratio to be determined by the board of directors of the Company (the “Board”) in its sole discretion. After the special meeting, the Board determined that it is in the best interests of the Company and its stockholders to effectuate a reverse stock split of the Common Stock at a ratio of one-for-thirty-five (1-for-35) (the “Reverse Stock Split”).

Item 5.03 Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

On September 3, 2025, the Company filed a Certificate of Amendment to its Amended and Restated Articles of Incorporation (the “Certificate of Amendment” and the “Articles of Incorporation”) with the Secretary of State of the State of Nevada, to effect the Reverse Stock Split as a corporate action under its Articles of Incorporation. The Certificate of Amendment became effective upon filing on September 3, 2025. The Company intends to take steps immediately for purposes of notifying the Listing Qualifications Department of The Nasdaq Stock Market LLC (“Nasdaq”) in order to determine the marketplace effective date for trading purposes, whereupon the Common Stock will begin trading on a split-adjusted basis under the current symbol “NITO” but with a new CUSIP number.

A copy of the Certificate of Amendment is attached hereto as Exhibit 3.1 and incorporated herein by reference. The information set forth in Item 3.03 of this Current Report is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description
3.1	Certificate of Amendment to the Amended and Restated Articles of Incorporation of N2OFF, Inc., effective as of September 3, 2025.
10.1	Addendum 2 to Loan and Partnership Agreement, dated as of September 8, 2025, between N2OFF, Inc. and Solterra Renewable Energy Ltd.
104	Cover Page Interactive Data File (Embedded within the Inline XBRL document and included in Exhibit)

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

N2OFF, Inc.

Date: September 9, 2025	By:	/s/ Lital Barda
	Name:	Lital Barda
	Title:	Chief Financial Officer